Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,817	$5,350
Accounts receivable, net	18,642	23,814
Merchandise inventories	313,208	288,873
Prepaid expenses and deposits	18,803	11,543
Deferred income taxes	5,631	5,631
Total current assets	360,101	335,211

Property and equipment, net	92,991	93,347
Goodwill	25,995	25,995
Deposits and other assets, net	5,698	6,318
	$484,785	$460,871

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,952	$47,778
Accrued expenses and other current liabilities	50,167	71,616
Merchandise advances	16,593	17,104
Total current liabilities	111,712	136,498

Other long-term liabilities	6,428	5,982
Deferred income taxes	4,220	4,220
Long-term debt	100,000	100,000
Total liabilities	222,360	246,700

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at June 30, 2004 and December 31, 2003, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 25,145 at June 30, 2004 and 23,998 at December 31, 2003	251	240
Additional paid in capital	300,552	276,233
Accumulated deficit	(38,378)	(62,302)
Net stockholders’ equity	262,425	214,171
	$484,785	$460,871

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,
	2004	2003

Net sales	$339,622	$291,600
Cost of goods sold, buying and occupancy	245,409	216,050
Gross profit	94,213	75,550

Selling, general and administrative expenses	73,200	62,666
Operating income	21,013	12,884

Interest expense, net	1,425	2,956

Income before income taxes	19,588	9,928

Income taxes	7,444	3,778

Net income	$12,144	$6,150

Net income per share
Basic	$0.49	$0.27
Diluted	$0.47	$0.25

Weighted average shares outstanding
Basic	24,676	22,995
Diluted	25,967	24,173

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Six months ended June 30,
	2004	2003

Net sales	$689,325	$579,142
Cost of goods sold, buying and occupancy	500,429	428,936
Gross profit	188,896	150,206

Selling, general and administrative expenses	147,518	125,664
Operating income	41,378	24,542

Interest expense, net	2,788	6,095

Income before income taxes	38,590	18,447

Income taxes	14,666	7,020

Net income	$23,924	$11,427

Net income per share
Basic	$0.98	$0.50
Diluted	$0.93	$0.48

Weighted average shares outstanding
Basic	24,432	22,894
Diluted	25,744	23,928